UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2022

Red Rock Resorts, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37754	47-5081182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada 89135

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 495-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value	RRR	NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)    On February 28, 2022, Red Rock Resorts, Inc. and Station Casinos LLC (together, the “Company”) announced the appointment of Scott Kreeger to the position of President. Prior to this appointment, Mr. Kreeger, age 56, had been serving the Company in the role of Senior Vice President of Development since rejoining the Company in September 2021 from Galaxy Entertainment Group in Macao, where he was Director of Operations Development, New Resorts from January 2018. Mr. Kreeger originally joined Station Casinos in 2000 and held a number of key senior positions in operations, property management, marketing, technology and Native American gaming before leaving to join Revel Resort and Casino as President and Chief Operating Officer in July 2013. Mr. Kreeger remained at Revel until the sale of that property and then joined SLS Las Vegas Resort and Casino where he was employed from October 2014 through December 2017 as President and Chief Operating Officer. The Company expects to enter into an employment agreement with Mr. Kreeger after the Compensation Committee of the Board of Directors of Red Rock Resorts, Inc. has approved Mr. Kreeger’s compensation package and his employment agreement. Mr. Kreeger does not have any family relationships with any of the Company’s directors or executive officers and is not a party to any transactions listed in Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2022

Red Rock Resorts, Inc.

By:	/s/ Jeffrey T. Welch
Jeffrey T. Welch
Executive Vice President and Chief Legal Officer